SUB-ITEM 77D


MFS Blended Research Core Equity Portfolio, a series of MFS Variable Insurance Trust II, changed certain disclosure under "Principal Investment Strategies" and under "Principal Risks" as described in the supplement dated June 28, 2016 to the fund's then current prospectus as filed with the Securities and Exchange Commission via EDGAR on June 28, 2016 under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.



Effective April 29, 2016, the name of MFS Money Market Portfolio, a series of MFS Variable Insurance Trust II, was changed to MFS U.S. Government Money Market Portfolio, and the fund adopted an investment policy providing that MFS normally invests at least 99.5% of the Fund's total assets in cash, U.S. Government money market instruments and/or repurchase agreements collateralized by cash or U.S. Government securities ("99.5% Policy") and an investment policy providing that MFS normally invests at least 80% of the Fund's net assets in
U.S.   government  money   market   instruments  and   repurchase    agreements
collateralized  by  U.S.
Government securities ("80% Policy") as described in the prospectus contained in Post-Effective Amendment No. 59 to the Registration Statement (File Nos. 2-83616 and 811-3732), as filed with the Securities and Exchange Commission via EDGAR on April 28, 2016 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.